Exhibit 107

Calculation of Filing Fee Tables

FORM TO-I

(Form Type)

KKR FS Income Trust

(Name of Issuer)

KKR FS Income Trust

(Name of Person(s) Filing Statement)

Table 1: Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$19,564,822.80(1)	0.00014760	$2,887.77(2)

Fees Previously Paid	$0.0		$0.0

Total Transaction Valuation	$19,564,822.80(1)

Total Fees Due for Filing			$2,887.77(2)

Total Fees Previously Paid			$0.0

Total Fee Offsets			N/A

Net Fee Due			$2,887.77(2)

(1) Calculated as the aggregate maximum purchase price for Class I common shares of beneficial interest, par value $0.01 per share, of KKR FS Income Trust (“Shares”), based upon the net asset value per Share as of July 31, 2024 of $29.52. This amount is based upon the offer to purchase up to 662,765 Shares.

(2) Calculated at $147.60 per $1,000,000.00 of the Transaction Valuation in accordance with Rule 0-11 under the Securities Exchange Act of 1934, as amended, as modified by Fee Rate Advisory No. 1 for Fiscal Year 2024.